Exhibit 10.23

Arrangement

Albert L. Lord

Positions:	1) Chairman, SLM Corporation Board of Directors
2) Part-time (minimum 24 hours per week) non-officer employee of Sallie Mae, Inc.

Duties:	Duties of the Chairman of the Board as set forth in the Corporation’s by-laws and governance guidelines.

Explore merger and acquisition opportunities; engage in government and public relations activities; direct charitable giving from The Sallie Mae Fund; and other strategic and representational duties as requested by the CEO.

Compensation:

May 05 stock option grant of 300,000 options for three-years of service (no additional grants until 2008). Options vest at 120% of the grant price (for five trading days), exercisable for five years after separation from Board service. 2/3 of options are cancelled if not re-elected to the Board at May 2006 and 1/3 are cancelled if not re-elected to the Board at May 2007. Options granted prior to May 2005 continue to be subject to their original grant terms and conditions.

$100,000 base salary.
Benefits for which part-time employees are eligible: health/dental, life, and disability insurances and pension/401(k) plan.
Matching gift program at Board member level.
Office and secretarial support
Personal use of corporate jet consistent with corporate reimbursement policy.
No payment of 2005 bonus.

Effective Date:	June 1, 2005